Exhibit 99.1

SUNEDISON UNDERTAKES CHAPTER 11 REORGANIZATION

Secures $300 Million in New DIP Financing

Maryland Heights, Mo., Apr. 21, 2016 - /PRNewswire/ -- SunEdison, Inc. (NYSE: SUNE) (the “Company”) today announced that it has commenced a process to restructure its balance sheet and position the Company for the future. To facilitate this restructuring, SunEdison and certain of its domestic and international subsidiaries have filed voluntary petitions for reorganization under chapter 11 of the U.S. Bankruptcy Code in the Bankruptcy Court for the Southern District of New York.

SunEdison’s publicly-traded yieldcos, TerraForm Power (NASDAQ: TERP) and TerraForm Global (NASDAQ: GLBL), are not part of the filing.

“Our decision to initiate a court-supervised restructuring was a difficult but important step to address our immediate liquidity issues,” said Ahmad Chatila, SunEdison chief executive officer. “The court process will allow us to right-size our balance sheet and reduce our debt, providing the opportunity to support the business going forward while focusing on our core strengths. It also will facilitate our continued work towards transforming the Company into a more streamlined and efficient operator, shedding non-core assets as well as taking other steps to help us get the most value out of our technological and intellectual property. As a result of this process, we expect that SunEdison will be in an even better position over the long term to utilize our capabilities in the renewable energy sector in service of our customers, business partners, and employees.”

SunEdison has secured commitments for new capital totaling up to $300 million in debtor-in-possession (DIP) financing from a consortium of first and second lien lenders. Subject to Court approval, these financial resources will be made available to the Company to support its continuing business operations, minimize disruption to its worldwide projects and partnerships, and make necessary operational changes.

The new financing will support day-to-day operations during the reorganization, including:

•	Proceeding with work on ongoing projects, both in the U.S. and elsewhere;

•	Paying wages and benefits for employees;

•	Continuing to provide services to customers;

•	Paying vendors and suppliers in the ordinary course for goods and services provided on or after the date of the chapter 11 filing; and

•	Complying with all regulatory obligations.

SunEdison has made customary filings, including first day motions, with the Court, which, if granted, will help ensure a smooth transition into chapter 11 without business disruption. The motions are expected to be addressed by the Court promptly following the filing, and include, among other things, a request for approval of the debtor-in-possession financing, as well as requests for authority to make wage and salary payments, continue various benefits for employees, honor certain customer programs, and other relief in order to continue the day-to-day operations of SunEdison.

Additional information on the restructuring can be found at www.restructuringupdates.com or by calling the Company’s toll-free restructuring information line at (855) 388-4575 (or, if you are calling from outside the U.S. or Canada, at +1 (646) 795-6966). Information about the claims process will also be available at https://cases.primeclerk.com/sunedison.

SunEdison has hired Rothschild Inc. and McKinsey Recovery & Transformation Services U.S., LLC as advisors in connection with the Company’s restructuring. Skadden, Arps, Slate, Meagher & Flom LLP is acting as its legal advisor.

Note for Global Editors: About Chapter 11

SunEdison has filed its restructuring under chapter 11 of the U.S. Bankruptcy Code. A bankruptcy filing under chapter 11 (a chapter of title 11 of the United States Code) permits SunEdison’s reorganization under court supervision while the Company continues to operate in the ordinary course, consistent with the agreement reached with its debtor-in-possession lenders, in order to maximize value for all stakeholders. SunEdison’s management will remain in control of its day-to-day business operations and its assets will be subject to the court’s jurisdiction.

About SunEdison

SunEdison develops, finances, installs, owns and operates renewable power plants, delivering predictably priced electricity to its residential, commercial, government and utility customers. The company is one of the leading renewable energy asset managers and provides customers with asset management, operations and maintenance, monitoring and reporting services. Corporate headquarters are in the United States with additional offices around the world.

Forward-Looking Statements

This press release contains forward-looking statements with respect to our Chapter 11 filing and related matters. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements. Important factors that could cause our actual results to differ materially from those anticipated in the forward-looking statements include, among other things: (i) the ability of SunEdison to develop, prosecute, confirm and consummate the Chapter 11 plan of reorganization; (ii) the potential adverse effect of the Chapter 11 filing on SunEdison’s liquidity and operations and the risks associated with operating businesses under Chapter 11 protection; (iii) the ability of SunEdison to comply with the terms of the DIP financing facility; (iv) SunEdison’s ability to obtain additional financing; (v) SunEdison’s ability to retain key management and employees, (vi) customer response to the Chapter 11 filing; and (vii) the risk factors or uncertainties listed from time to time in SunEdison’s filings with the Securities and Exchange Commission and with the U.S. Bankruptcy Court in connection with the company’s Chapter 11 filing. Other factors and assumptions not identified above are also relevant to the forward-looking statements, and if they prove incorrect, could also cause actual results to differ materially from those projected.

Forward-looking statements speak only as of the date of this release. We undertake no obligation to provide any updates or revisions to any forward-looking statement to reflect any change in our expectations or any change in events, conditions or circumstances on which the forward-looking statement is based.

Contacts:

Press:

Ben Harborne

bharborne@sunedison.com

(650) 474-1631

Investors/Analysts:

R. Phelps Morris, CFA

pmorris@sunedison.com

(314) 770-7325